Exhibit 99.1

UTEK Corporation Reports Financial Results for Quarter Ended June 30, 2008

Tampa, FL — (BUSINESS WIRE) – August 8, 2008 — UTEK Corporation (AMEX & LSE-AIM: UTK) today announced financial results for the three and six months ended June 30, 2008.

Three Months Ended June 30, 2008 Operating Results

For the quarter ended June 30, 2008, income from operations (revenue) was $4.9 million as compared to $6.4 million for the quarter ended June 30, 2007. Net (loss) income from operations for the quarter ended June 30, 2008 was $(541,000) as compared to $1.9 million for the quarter ended June 30, 2007. Approximately 26% and 86% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the quarters ended June 30, 2008 and 2007, respectively.

The net decrease in net assets from operations (including net income (loss) from operations and realized and unrealized gains and losses on investments) was ($3.4) million or ($0.35) per weighted average diluted share outstanding for the quarter ended June 30, 2008, as compared to ($3.6) million, or ($.40) per weighted average diluted share outstanding for the quarter ended June 30, 2007.

The value of the Company’s investment portfolio was $21.1 million at June 30, 2008, as compared to $30.4 million at December 31, 2007. Cash, certificates of deposit and U.S. treasuries were $7.5 million at June 30, 2008, as compared to $6.8 million at December 31, 2007. Net assets were $45.6 million at June 30, 2008, as compared to $43.7 million at December 31, 2007. Net asset value per common share outstanding was $4.64 at June 30, 2008, as compared to $4.85 at December 31, 2007.

Weighted average diluted shares outstanding were 9,608,668 and 8,997,538 for the quarters ended June 30, 2008 and 2007, respectively.

Six Months Ended June 30, 2008 Operating Results

For the six months ended June 30, 2008, income from operations (revenue) was $8.6 million as compared to $14.3 million for the six months ended June 30, 2007. Net (loss) income from operations for the six months ended June 30, 2008 was ($919,000) as compared to $4.2 million for the six months ended June 30, 2007. Approximately 46% and 87% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the six months ended June 30, 2008 and 2007, respectively.

The net decrease in net assets from operations (including net income (loss) from operations and realized and unrealized gains and losses on investments) was ($8.4) million or ($0.90) per weighted average diluted share outstanding for the six months ended June 30, 2008, as compared to ($4.0) million or ($0.45) per weighted average diluted share outstanding for the six months ended June 30, 2007.

Weighted average diluted shares outstanding were 9,385,813 and 8,968,152 for the six months ended June 30, 2008 and 2007, respectively.

Recent Highlights

•	More than 400 active clients company-wide

•	Signed a Global 100 high-technology company to a $1.8 million innovation strategy contract to help the company develop new growth platforms and innovation capabilities

•

Strategos signed three contracts during the first six months of 2008 with industry-leading companies to help clients renew core business growth. Anticipated billings for each engagement in excess of $1 million

•	TekScout Open Innovation Network signed four alliance agreements to expand scientific network

•	Completed purchase of Innovaro Limited, a UK-based innovation consulting services firm

Overview

UTEK has enhanced its corporate strategy for 2008 to provide its customers a full suite of innovation consulting services. To execute on this strategy, the Company has acquired three innovation service companies since January 2008 and has launched the TekScout division. We believe that collectively, these efforts have increased the Company’s ability to service its clients.

As a result of our focus on innovation consulting services, our consulting and other services revenue was $3.7 million for the three months ended June 30, 2008 versus $869,000 for the three months ended March 31, 2008, an increase of $2.8 million. Similarly, our consulting and other services revenue increased $2.7 million compared to the consulting and other services revenue of $1.0 million for the three months ended June 30, 2007.

In subsequent periods it is our intention to pursue additional strategic acquisitions to further enhance our ability to better service the innovation needs of our clients.

Recent Developments

On July 3, 2008, the Company purchased 100% of Innovaro Limited (“Innovaro”), a company incorporated in the United Kingdom and Wales pursuant to a stock purchase agreement. Innovaro was acquired for potentially 691,714 shares of UTEK Corporation unregistered common stock valued at $7.4 million as of such date. The number of shares is based on the average ten-day closing price prior to execution of the stock purchase agreement. Under the terms of the agreement, Innovaro shareholders received $3.7 million of UTEK Corporation shares, or 345,857. Transfer of the 345,857 UTEK unregistered shares is restricted for at least 12 months following the close of the transaction. The remaining UTEK shares are held in escrow, to be released in three installments, 12, 24 and 36 months after closing. Delivery of the escrowed shares to Innovaro is dependent on the achievement of specific revenue targets for 2008, 2009 and 2010. If such targets are not met, a portion of the escrowed shares will be returned to UTEK. The cost of these contingent shares will be accounted for as an additional element of the purchase price when and if the shares are earned.

Financial Position Information

The following tables contain comparative selected financial data as of June 30, 2008 and December 31, 2007 and for the three and six month periods ended June 30, 2008 and 2007.

UTEK Corporation

Consolidated Statements of Assets and Liabilities

	June 30, 2008 (Unaudited)	December 31, 2007
ASSETS
Investments:
Non-affiliate investments (cost: 2008 - $37,830,621; 2007 - $31,588,337)	$8,781,200	$6,705,850
Affiliate investments (cost: 2008 - $31,367,964; 2007 - $43,779,616)	3,255,400	14,429,000
Controlled investments (cost: 2008 - $18,021,197; 2007 - $17,231,458)	5,036,000	7,768,561
U.S. Treasuries and certificates of deposit (cost: 2008 - $4,032,432; 2007 - $1,498,346)	4,032,432	1,498,346

Total investments	21,105,032	30,401,757
Cash and cash equivalents	3,509,467	5,254,576
Accounts receivable, net of allowance for bad debt (2008 - $137,000; 2007 - $36,000)	3,102,591	358,338
Prepaid expenses and other assets	531,785	378,248
Fixed assets, net	503,465	476,578
Goodwill	6,760,389	2,821,064
Intangible assets, net	7,177,923	123,812
Deferred tax asset	7,891,524	5,406,704

TOTAL ASSETS	50,582,176	45,221,077

LIABILITIES
Accrued expenses	3,299,733	790,693
Deferred revenue	1,341,261	755,836
Contingent liability	306,418	—

TOTAL LIABILITIES	4,947,412	1,546,529

NET ASSETS	$45,634,764	$43,674,548

Commitments and Contingencies
Composition of net assets:
Preferred stock, $.01 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 29,000,000 shares authorized; 10,445,218 and 9,011,276 shares issued; 9,836,274 and 9,011,276 shares outstanding at June 30, 2008 and December 31, 2007, respectively	$98,364	$90,114
Additional paid-in capital	63,525,219	53,148,643
Accumulated income:
Accumulated net operating income	32,578,819	33,498,108
Net realized loss on investments, net of income taxes	(6,989,472)	(3,512,598)
Net unrealized depreciation of investments, net of deferred income taxes	(43,750,800)	(39,703,173)
Foreign currency translation adjustment	172,634	153,454

Net assets	$45,634,764	$43,674,548

Net asset value per share	$4.64	$4.85

UTEK Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Income from operations:
Sale of technology rights	$1,222,300	$5,213,410	$3,934,680	$11,914,750
Consulting and other services	3,672,310	1,022,048	4,541,049	2,068,765
Investment income, net	35,008	152,991	119,455	352,705

	4,929,618	6,388,449	8,595,184	14,336,220

Expenses:
Acquisition of technology rights	296,000	1,030,000	1,480,000	2,333,279
Salaries and wages	1,159,144	804,966	2,365,038	1,774,307
Professional fees	250,067	292,161	558,262	614,108
Sales and marketing	2,818,815	458,299	3,466,847	1,090,278
General and administrative	1,164,159	607,744	1,989,353	1,439,553
Goodwill impairment	—	—	—	33,030

	5,688,185	3,193,170	9,859,500	7,284,555

(Loss) income before income taxes	(758,567)	3,195,279	(1,264,316)	7,051,665
Provision for income tax (benefit) expense	(217,677)	1,259,448	(345,028)	2,882,443

Net (loss) income from operations	(540,890)	1,935,831	(919,288)	4,169,222

Net realized and unrealized gains (losses):
Net realized loss on investments, net of income tax benefit of ($2,021,635) and ($2,097,720) for the three and six months ended June 30, 2008, respectively, and ($24,524) and ($686,764) for the three and six months ended June 30, 2007, respectively	(3,350,772)	(40,648)	(3,476,874)	(1,138,280)
Change in unrealized appreciation (depreciation) of investments, net of deferred tax expense (benefit) of $303,567 and ($2,442,074) for the three and six months ended June 30, 2008, respectively, and ($3,306,225) and ($4,236,765) for the three and six months ended June 30, 2007, respectively	503,149	(5,479,917)	(4,047,627)	(7,022,245)

Net decrease in net assets from operations	$(3,388,513)	$(3,584,734)	$(8,443,789)	$(3,991,303)

Net decrease in net assets from operations per share:
Basic	$(0.35)	$(0.40)	$(0.90)	$(0.45)
Diluted	$(0.35)	$(0.40)	$(0.90)	$(0.45)
Weighted average shares:
Basic	9,608,668	8,997,538	9,385,813	8,968,152
Diluted	9,608,668	8,997,538	9,385,813	8,968,152

Conference Call at 10:00 a.m. EDT on Friday, August 8, 2008

UTEK will hold a live conference call on Friday, August 8, 2008 at 10:00 a.m. EDT to discuss its second quarter 2008 results. All interested parties are invited to attend the conference call.

Conference call dial-in numbers:

US & Canada: 866-672-2663

UK: 0-800-032-3836

Other International Callers: 404-665-9588

Please reference conference ID# 58755752

About UTEK Corporation

UTEK® is a leading innovation services company. UTEK’s services enable clients to become stronger innovators, rapidly source externally developed technologies and create value from their intellectual property. UTEK is a business development company with operations in the United States and the United Kingdom. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it cannot give any assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

Contacts:
UTEK Corporation
USA:
BPC Financial Marketing
John Baldissera
800-368-1217
UK:
Bankside Consultants
Steve Liebmann or Simon Bloomfield
+ 44 (0) 20-7367-8883